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                                  EXHIBIT 8.2


                [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]



                                 July 24, 1997


United Waste Systems, Inc.
Four Greenwich Office Park
Greenwich, Connecticut  06830

Ladies and Gentlemen:

     We have acted as special counsel to United Waste Systems, Inc., a Delaware corporation ("United"), in connection with the proposed merger of Riviera Acquisition Corporation, a Delaware corporation ("Acquisition") and a wholly-owned subsidiary of USA Waste Services, Inc. ("USA Waste"), with and into United (the "Merger").

     In connection with this opinion, we have assumed that the Merger (i) will be effected pursuant to the Agreement and Plan of Merger among USA Waste, Acquisition and United, dated as of April 13, 1997 (the "Agreement") and (ii) will qualify as a merger under Delaware law.

     In rendering our opinion, we have reviewed and relied on the statements, representations and warranties made in the Agreement and on certain representations delivered and made to us by USA Waste, United and Acquisition, without having independently confirmed or verified the accuracy thereof. We have assumed that such statements, representations and warranties are true, correct and complete and will continue to be so through the effective time of the Merger, that no actions that are inconsistent with such statements, representations and warranties will be taken and that all representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. Any inaccuracy in, or breach of, the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely effect our opinion.

     Based upon and subject to the foregoing, it is our opinion, under presently applicable federal income tax law, that:
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          (i)    the Merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended,

          (ii) no gain or loss will be recognized by USA Waste, United or Acquisition as a result of the Merger, and

          (iii) no gain or loss will be recognized by the holders of United common stock upon the exchange of their United common stock solely for shares of USA Waste common stock (except with respect to cash received in lieu of fractional shares of USA Waste common stock).

     This opinion relates solely to the federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law. Furthermore, our opinion is based on current federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the date hereof in federal income tax law or administrative practice that may affect our opinion.

     We are furnishing this opinion to you solely in connection with the Merger and this opinion is not to be relied upon, circulated, quoted or otherwise referred to other than in connection with the Merger.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 registering shares of USA Waste common stock in connection with the Merger (the "Registration Statement") and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the federal income tax consequences of the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                            Very truly yours,



                                            /s/ WACHTELL, LIPTON, ROSEN & KATZ